As filed with the U.S. Securities and Exchange Commission on October 17, 2005

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2114473
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification Number)

32 Hampshire Road

Salem, New Hampshire 03079

(603) 893-8778

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard P. Lindsay

Executive Vice President, Chief Financial Officer and Treasurer

StockerYale, Inc.

32 Hampshire Road

Salem, New Hampshire 03079

(603) 893-8778

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

31 St. James Avenue

Boston, Massachusetts 02116

(617) 399-6931

Approximate date of commencement of proposed sale to the public: As soon as possible after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SHARES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value per share	4,411,518(1)	$0.93	$4,102,712	$483

(1)	The Registrant has completed a series of transactions in which it issued shares of the Registrant’s Common Stock, $0.001 par value per share, and Warrants to purchase shares of the Registrant’s Common Stock. The Registrant is registering for resale: (i) 3,095,906 shares of the Registrant’s Common Stock, and (ii) 1,315,612 shares of Common Stock issuable upon exercise of the Warrants. Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 14, 2005 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 17, 2005

PROSPECTUS

StockerYale, Inc.

4,411,518 Shares of Common Stock, $0.001 par value

per share

This prospectus relates to resales from time to time of:

•	3,095,906 shares of our Common Stock issued and sold by the Company to the selling stockholders; and

•	1,315,612 shares of our Common Stock issuable upon the exercise of warrants issued by the Company to the selling stockholders.

All of the shares being offered by this prospectus are being offered by the selling stockholders named in this prospectus. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which ranges from $0.80 to $1.17 per share. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of Common Stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is traded on the Nasdaq National Market under the symbol “STKR.” On October 14, 2005, the closing sale price of our Common Stock on the Nasdaq National Market was $0.91 per share. You are urged to obtain current market quotations for the Common Stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by StockerYale or any of the selling stockholders. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to, or solicitation of, any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY

Our Business

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.”

Overview

StockerYale, Inc. was incorporated on March 27, 1951 under the laws of the Commonwealth of Massachusetts. In December 1995, we completed the registration of our Common Stock with the U.S. Securities and Exchange Commission, and our Common Stock now trades on the Nasdaq National Market under the trading symbol “STKR”.

We are an independent designer and manufacturer of structured light lasers, light emitting diodes, fiber optic, and fluorescent illumination technologies as well as specialty optical fiber, phase masks and advanced optical sub-components. We operate within two segments, illumination products and optical components. Illumination products include structured light lasers, specialized fiber optic, fluorescent and light-emitting diode products for the machine vision, industrial inspection and defense and security industries. The optical components segment includes specialty optical fiber and diffractive optics/phase masks for the telecommunications, defense and medical industries.

Our principal executive offices are located at 32 Hampshire Road, Salem, New Hampshire 03079 and our telephone number is (603) 893-8778. Unless the context otherwise requires, the terms “StockerYale”, “the Company”, “we”, “us” and “our” refer to StockerYale, Inc.

The Offering

Common Stock offered by the selling stockholders	3,095,906 shares of Common Stock, $.001 par value per share (the “Common Stock”) issued and sold by the Company to the selling stockholders; and

1,315,612 shares of Common Stock issuable upon exercise of certain warrants issued by the Company to the selling stockholders.

The warrants and shares of Common Stock were issued in the transactions described below under “The Transactions.”

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is $0.80 per share for 168,621 shares of Common Stock subject to the warrants, $0.90 per share for 250,000 shares of Common Stock subject to the warrants and $1.17 per share for 896,991 shares of Common Stock subject to the warrants. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general working capital purposes.

Nasdaq National Market symbol for the Common Stock	STKR

All of the shares being offered by this prospectus are being offered by the selling stockholders listed herein under “Selling Stockholders” below. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated, as described in greater detail under “Plan of Distribution” below.

The Transactions

Stock and Warrant Purchase Agreement

On August 12, 2005 and August 16, 2005, pursuant to the terms of separate Stock and Warrant Purchase Agreements, the Company issued and sold in a private placement (the “August 2005 Financing”) (i) 2,222,222 shares of the Company’s Common Stock to The Eureka Interactive Fund Limited (“Eureka”) at a per share price of $0.90 and a warrant (the “Eureka Warrant”) to purchase an aggregate of 740,741 shares of Common Stock at a per share exercise price of $1.17, and (ii) 625,000 shares of the Company’s Common Stock to Van Wagoner Crossover Fund (“Van Wagoner”) at a per share price of $0.80 and a warrant (the “Van Wagoner Warrant”) to purchase an aggregate of 156,250 shares of Common Stock at a per share price of $1.17. The Company received gross proceeds of approximately $2,500,000 in the private placement. The Eureka Warrant and the Van Wagoner Warrant expire on the fifth anniversary of the date of issuance. The shares of Common Stock, the Eureka Warrant and the Van Wagoner Warrant were issued pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof.

Amendment and Waiver of Principal Payments Under Notes

On July 13, 2005, the Company entered into a separate Amendment and Waiver (the “July 2005 Amendments”) with each of Laurus Master Fund, LTD (“Laurus”) and Smithfield Fiduciary LLC (“Smithfield”) pursuant to which Laurus and Smithfield agreed to defer the payment of principal amounts due and payable by the Company in July 2005 under promissory notes issued by the Company to Laurus and Smithfield in February, June and December 2004 until the respective maturity dates of the promissory notes. In connection with the July 2005 Amendments, the Company issued (i) a warrant to Laurus to purchase 150,000 shares of the Company’s Common Stock at a per share price of $0.80 (the “Laurus Warrant”), and (ii) a warrant to Smithfield to purchase 18,621 shares of the Company’s common stock at a per share price of $0.80 (the “Smithfield Warrant”). The Laurus Warrant and the Smithfield Warrant expire on the seventh anniversary of the date of issuance. The Laurus Warrant and the Smithfield Warrant were issued pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof.

On August 10, 2005, the Company entered into a separate Amendment and Waiver (the “August 2005 Amendments”) with each of Laurus and Smithfield. Under the terms of the August 2005 Amendments, Laurus and Smithfield agreed to defer the payment of principal amounts due and payable by the Company in August and September 2005 under promissory notes issued by the Company to Laurus and Smithfield in February, June and December 2004 until the respective maturity dates of the notes. In connection with the August 2005 Amendments, the Company issued 225,000 shares of Common Stock to Laurus and 23,684 shares of Common Stock to Smithfield. The shares of Common Stock were issued pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof.

Issuance of Convertible Note and Warrant

On May 12, 2005, the Company issued a Senior Promissory Note to Eureka (the “Eureka May 2005 Financing”) in the aggregate principal amount of $1,500,000 (the “Eureka Note”). In connection with the issuance of the Eureka Note, on May 12, 2005, the Company issued a Common Stock Purchase Warrant to Eureka (the “Eureka May Warrant”) to purchase 250,000 shares of Common Stock at a per share price of $0.90. The Eureka May Warrant expires on the fifth anniversary of the date of issuance. The Eureka Note and Eureka May Warrant were issued pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof.

The Eureka Warrant, the Van Wagoner Warrant, the Laurus Warrant, the Smithfield Warrant and the Eureka May Warrant are sometimes referred to collectively herein as the “Warrants.”

We are registering the shares of Common Stock covered by this prospectus in order to fulfill our contractual obligations to the selling stockholders contained in the agreements relating to the August 2005 Financing, the August 2005 Amendments, the July 2005 Amendments and the Eureka May 2005 Financing. Registration of the shares of Common Stock covered by this prospectus does not necessarily mean that all or any portion of such shares will be offered for sale by the selling stockholders.

Recent Developments

Extension of Maturity Date

On August 25, 2005, the Company entered into an amendment to the Eureka Note pursuant to which the maturity date of the Company’s obligations under the Eureka Note was extended from September 12, 2005 to December 15, 2005.

Nasdaq Confirmation of Compliance

On October 12, 2005, we received a notice from the Nasdaq Stock Market confirming that we regained compliance with NASDAQ Marketplace Rule 4450(a)(5) because our common stock had closed at or above the minimum $1.00 per share for 10 consecutive business days.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

We have a history of losses and may never achieve or sustain profitability and may not continue as a going concern.

We have experienced operating losses over the last several years and may continue to incur losses and negative operating cash flows. We cannot predict the size or duration of any future losses. We have historically financed our operations with proceeds from debt financings and the sale of equity securities. The audit report from Vitale, Caturano & Company Ltd., our independent registered public accounting firm, regarding our 2004 financial statements contains Vitale Caturano’s opinion that our recurring losses from operations and our need to obtain additional financing raise substantial doubt about our ability to continue as a going concern. We anticipate that we will continue to incur net losses in the future. As a result, we can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. If we are unable to reach and sustain profitability, we risk depleting our working capital balances and our business may not continue as a going concern.

Our ability to continue as a going concern may be dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

As of June 30, 2005, we had cash and cash equivalents of approximately $815,000. In August 2005, we completed the sale in a private placement of 2,847,222 shares of our Common Stock to The Eureka Interactive Fund Limited and to Van Wagoner Crossover Fund for aggregate gross proceeds of $2,500,000. We need to raise additional capital and such capital may not be available on favorable terms or at all. If we do not raise additional capital, our business may not continue as a going concern. We are currently pursuing several financing options, including the possible sale of additional equity securities, debt financings and the sale of real estate. Even if we do find outside funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions that may lessen the value of our common stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected.

Failure to comply with credit facility covenants may result in an acceleration of substantial indebtedness.

Our financing agreements with National Bank of Canada and Laurus Master Fund require us to comply with various financial and other operating covenants, such as maintaining a certain level of working capital and net worth, limiting our capital expenditures and meeting certain financial coverage ratios and maximum inventory levels. If we breach our financing agreements with National Bank of Canada and Laurus Master Fund, a default could result. A default, if not waived, could result in, among other things, all or a portion of our outstanding amounts becoming due and payable on an accelerated basis, which would adversely affect our liquidity and our ability to manage our business.

Securities we issue to fund our operations could dilute or otherwise adversely affect our shareholders.

We will likely need to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, or if we issue additional equity securities to acquire assets, a business or another company, the percentage ownership of current shareholders will be reduced. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

In addition, upon issuance of the shares of common stock upon exercise of outstanding warrants or other convertible or derivative securities, the percentage ownership of current shareholders will be diluted substantially.

We may be unable to fund the initiatives required to achieve our business strategy.

In 2002, we began to focus our resources on opportunities that would result in near-term revenue and simultaneously reduced our operating expenses by 40% on an annualized basis. In 2003 and 2004, we continued to reduce costs and we are currently evaluating the restructuring of our product lines. While we believe these efforts will assist us in improving our financial condition, we can give no assurances as to whether our cost reduction and product restructuring efforts will be successful. If our cost reduction strategies are unsuccessful, we may be unable to fund our operations.

We face risks related to securities litigation that could have a material adverse effect on our business, financial condition and results of operations.

Beginning in May 2005, three putative securities class action complaints were filed in the United States District Court for the District of New Hampshire against us and several of our current and former directors and officers, purportedly on behalf of certain of the Company’s shareholders. The complaints, which assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, allege that certain disclosures made by us in press releases dated April 19, 2004 and April 21, 2004 were materially false or misleading. The complaints seek unspecified damages, as well as interest, costs, and attorneys fees. It is possible that one or more additional complaints making substantially similar allegations may follow. The three complaints were consolidated into one action and assigned to one federal judge. The Court appointed a group of lead plaintiffs and plaintiffs’ counsel, who we expect will soon file a consolidated amended complaint, which would supercede the previously filed complaints.

Additionally, on June 17, 2005, a purported shareholder derivative action was filed in the United States District Court for the District of New Hampshire against us (as a nominal defendant) and several of our current and former directors and officers. The plaintiff derivatively claims breaches of fiduciary duty by the defendant directors and officers in connection with the disclosures made by us in press releases dated April 19, 2004 and April 21, 2004, the awarding of executive bonuses, and trading in Company common stock while allegedly in possession of material, non-public information. Plaintiff did not make pre-suit demand on the Board of Directors prior to commencing this derivative action. Upon the joint motion of the parties to the derivative action, the court has stayed the derivative action indefinitely. However, the derivative action may be revived upon the motion of any party.

We intend to vigorously contest the allegations in the securities and derivative complaints. However, due to the preliminary nature of these cases, we are not able to predict the outcome of this litigation or the application of, or coverage provided by, our insurance carriers. There is no assurance we and our current and former directors and officers will prevail in defending these actions or that our insurance policies will cover all or any expenses or financial obligations arising from the lawsuits. If our defenses are ultimately unsuccessful, or if we are unable to achieve a favorable settlement or coverage from our insurance carriers, we could be liable for large damage awards that could have a material adverse effect on our business, results of operations and financial condition.

A small number of affiliated stockholders control more than 10% of our stock.

Our executive officers and directors as a group own or control approximately thirteen percent (13%) of our common stock. Accordingly, these shareholders, if they act together, will be able to influence our management and affairs and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of our common stock.

The unpredictability of our quarterly results may cause the trading price of our common stock to fluctuate or decline.

Our operating results have varied on a quarterly basis during our operating history and are likely to continue to vary significantly from quarter-to-quarter and period-to-period as a result of a number of factors, many of which are outside of our control and any one of which may cause our stock price to fluctuate.

Such factors include the implementation of our new business strategy, which makes prediction of future revenues difficult. Our ability to accurately forecast revenues from sales of our products is further limited by the development and sales cycles related to our products, which make it difficult to predict the quarter in which sales will occur. In addition, our expense levels are based, in part, on our expectations regarding future revenues, and our expenses are generally fixed, particularly in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

Due to the above factors, we believe that quarter-to-quarter or period-to-period comparisons of our operating results may not be a good indicator of our future performance. Our operating results for any particular quarter may fall short of our expectations or those of stockholders or securities analysts. In this event, the trading price of our common stock would likely fall.

Our stock price has been volatile and may fluctuate in the future.

Our Common Stock has experienced significant price and volume fluctuations in recent years. Since January 2002, our common stock has closed as low as $.52 per share and as high as $11.06 per share. These fluctuations often have no direct relationship to our operating performance. The market price for our common stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond our control. Some of these factors include:

•	the results and affects of litigation;

•	our performance and prospects;

•	sales by selling stockholders of shares issued and issuable in connection with our private placements;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

In addition, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation or other litigation or investigations. In May 2005, the Company and certain of its current and former directors and officers were sued in several purported class action lawsuits. Such litigation often results in substantial costs and a diversion of management’s attention and resources and could harm our business, prospects, results of operations, or financial condition.

Our common stock price may be negatively impacted if it is delisted from the NASDAQ National Market.

Our common stock is currently listed for trading on the NASDAQ National Market. We must continue to satisfy NASDAQ’s continued listing requirements, including a minimum bid price for our common stock of $1.00 per share, or risk delisting which would have a material adverse affect on our business. A delisting of our common stock from the NASDAQ National Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees.

On May 25, 2005, we received a notice from the NASDAQ Stock Market indicating that we were not in compliance with NASDAQ Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) because, for 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share. In order to regain compliance with the Minimum Bid Price Rule, our common stock had to close at or above $1.00 for 10 consecutive business days. As of October 4, 2005, our common stock had closed at or above the minimum $1.00 per share for 10 consecutive business days. On October 12, 2005, we received a notice from the NASDAQ Stock Market confirming that we regained compliance with the Minimum Bid Price Rule. However, there is no assurance that we will continue to comply with the Minimum Bid Price Rule, and, if we do not comply, we will likely receive another notice from the NASDAQ Stock Market indicating that we are not in compliance, and our common stock may ultimately be delisted from the NASDAQ National Market.

An impairment of goodwill and/or long-lived assets could affect net income.

We record goodwill on our balance sheet as a result of business combinations consummated in prior years. We have also made a significant investment in long-lived assets. In accordance with applicable accounting standards, we periodically assess the value of both goodwill and long-lived assets in light of current circumstances to determine whether impairment has occurred. If an impairment should occur, we would reduce the carrying amount to our fair market value and record an amount of that reduction as a non-cash charge to income, which could adversely affect our net income reported in that quarter in accordance with generally accepted accounting principles. We recorded a $1,905,000 impairment charge in 2003 and $173,000 in 2004. In addition, during the Company’s second quarter of 2005, we recorded a non-cash asset impairment charge of $618,000. We cannot definitively determine whether impairment will occur in the future, and if impairment does occur, what the timing or the extent of any such impairment would be.

The loss of key personnel or the inability to recruit additional personnel may harm our business.

Our success depends to a significant extent on the continued service of our executive officers, our senior and middle management and our technical and research personnel. In particular, the loss of Mark W. Blodgett, our President, Chairman and Chief Executive Officer, or other key personnel, could harm us significantly. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified professionals in the work force in general and the intense competition for these types of employees. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect our business, results of operations, financial condition or future prospects.

We depend on a limited number of suppliers and may not be able to ship products on time if we are unable to obtain an adequate supply of raw materials and equipment on a timely basis.

We depend on a limited number of suppliers for raw materials and equipment used to manufacture our products. We depend on our suppliers to supply critical components in adequate quantities, consistent quality and at reasonable costs. If our suppliers are unable to meet our demand for critical components at reasonable costs, and if we are unable to obtain an alternative source, or the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our products would be harmed. We generally rely on purchase orders rather than long-term agreements with our suppliers; therefore, our suppliers may stop supplying materials and equipment to us at any time. If we are unable to obtain components in adequate quantities we may incur delays in shipment or be unable to meet demand for our products, which could harm our revenues and damage our relationships with customers and prospective customers.

We have many competitors in our field and our technologies may not remain competitive.

We participate in a rapidly evolving field in which technological developments are expected to continue at a rapid pace. We have many competitors in the United States and abroad, including various fiber optic component manufacturers, universities and other private and public research institutions. The Company has five primary competitors in the fiber optic illumination market. The most established segment of this market relates to illumination for microscopes. Within that market, Volpi Manufacturing USA, Inc. and Dolan-Jenner Industries, Inc. compete directly with the Company’s products. Both of these companies have been producing fiber optic products for more than thirty years and offer a complete line of fiber optic illumination systems for microscopy applications. A third company, Cuda Products, Inc., also supplies fiber optic lighting for microscopy; however, its primary market is medical. The value-oriented segment of the microscopy market is dominated by Chiu Technical Corp, which offers an inexpensive, “no-frills”, fiber optic lighting system. A newer segment in the fiber optic lighting market relates to automated imaging and inspection equipment for machine vision. Schott-Fostec, Inc. is the leading provider of fiber optic lighting for the machine vision industry. In the industrial fluorescent lighting market, the Company has two primary competitors. MicroLite markets a product similar in appearance to the Company’s circular fluorescent microscope illuminator. Techni-Quip Corporation offers industrial fluorescent lighting as part of its product line but as a whole, its lighting product line is limited and represents a small percentage of that company’s total business.

Our major competitors in the specialty fiber optic market segment are Furukawa OFS, Fiberforce, and Corning. In the laser market, we compete against Power Technology, Inc. in the United States, Schafter GMBH and Kirchoff GMBH in Europe and several other smaller laser manufacturers.

Our success depends upon our ability to develop and maintain a competitive position in the product categories and technologies on which we focus. To be successful in the illumination and optical components industries, we will need to keep pace with rapid changes in technology, customer expectations, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. We could experience delays in introduction of new products. If others develop innovative proprietary illumination products or optical components that are superior to ours, or if we fail to accurately anticipate technology and market trends and respond on a timely basis with our own innovations, our competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain or sustain profitability.

Many of our competitors have greater capabilities and experience and greater financial, marketing and operational resources than us. Competition is intense and is expected to increase as new products enter the market and new technologies become available. To the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenues and profitability, and our future prospects for success, may be harmed.

Our customers are not obligated to buy material amounts of our products and may cancel or defer purchases on short notice.

Our customers typically purchase our products under individual purchase orders rather than pursuant to long-term contracts or contracts with minimum purchase requirements. Therefore, our customers may cancel, reduce or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders or deferrals of purchases may have a material adverse effect on us, particularly if we do not anticipate them. There can be no assurance that our revenue from key customers will not decline in future periods.

Our products could contain defects, which could result in reduced sales of those products or in claims against us.

Despite testing both by the Company and its customers, errors have been found and may be found in the future in our existing or future products. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our technical personnel from our product development efforts and harm our relationship with our customers. Defects, integration issues or other performance problems in our illumination and optical products could result in personal injury or financial or other damages to our customers or could damage market acceptance of our products. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

We are subject to risks of operating internationally.

We distribute and sell some of our products internationally, and our success depends in part on our ability to manage our international operations. Sales outside the United States accounted for 49% of our total revenue for the year ended December 31, 2004 and 49% in the first half of 2005. We are subject to risks associated with operating in foreign countries, including:

•	foreign currency risks;

•	costs of customizing products for foreign countries;

•	imposition of limitations on conversion of foreign currencies into dollars;

•	imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries;

•	hyperinflation and imposition or increase of investment and other restrictions by foreign governments;

•	compliance with multiple, conflicting and changing governmental laws and regulations;

•	longer sales cycles and problems collecting accounts receivable;

•	labor practices, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequence; and

•	import and export restrictions and tariffs.

If we are unable to manage these risks, we may face significant liability, our international sales may decline and our financial results may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of any shares of Common Stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of such shares. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of such shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and filing fees, and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. The exercise price for the warrants may be paid by means of an exchange of the warrants, shares of Common Sock and/or shares of Common Stock receivable upon exercise of the warrants, each also known as a “cashless exercise.” However, the exercise price for the warrants may also be paid in cash, in which case, we will receive such cash remitted in payment of the exercise price, which exercise price is $0.80 per share for 168,621 shares of Common Stock subject to the warrants, $0.90 per share for 250,000 shares of Common Stock subject to the warrants and $1.17 per share for 896,991 shares of Common Stock subject to the warrants. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general working capital purposes.

SELLING STOCKHOLDERS

The shares of Common Stock that may be offered for sale from time to time by the selling stockholders listed below consist of 4,411,518 shares of Common Stock, of which 1,315,612 shares are issuable upon exercise of the warrants issued pursuant to the August 2005 Financing, the August 2005 Amendments, the July 2005 Amendments and the Eureka May 2005 Financing.

The actual number of shares of Common Stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of Common Stock that may be issued as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

We entered into a Stock and Warrant Purchase Agreement (the “Stock and Warrant Purchase Agreement”) with each of Eureka and Van Wagoner in connection with the August 2005 Financing. In the Stock and Warrant Purchase Agreement, we undertook to file the registration statement of which this prospectus is a part to register the shares of Common Stock issued in the August 2005 Financing and the shares of Common Stock issuable upon exercise of the warrants issued in the August 2005 Financing. In addition, pursuant to the agreements we entered into in connection with the August 2005 Amendments, the July 2005 Amendments and the Eureka May 2005 Financing, we have agreed to register the shares of Common Stock issued in those transactions and the shares of Common Stock issuable upon exercise of the warrants issued in those transactions. Pursuant to the Stock and Warrant Purchase Agreement entered into with Eureka and Van Wagoner, we have also agreed to use efforts to keep the registration statement continuously in effect under the Securities Act until the earliest of (i) the date upon which all shares covered by this prospectus have been sold, (ii) the date upon which all shares covered by this prospectus may be sold without registration under the Securities Act, or (iii) the second anniversary of the closing of the August 2005 Financing. The Stock and Warrant Purchase Agreement includes indemnification arrangements with Eureka and Van Wagoner.

Based on information provided to us by the selling stockholders, the following table sets forth certain information regarding the selling stockholders named below as of October 14, 2005, including: (i) the name of each selling stockholder, (ii) the number of shares of Common Stock beneficially owned by each selling stockholder, (iii) the maximum number of shares of Common Stock which the selling stockholders can sell pursuant to this prospectus, and (iv) the number and percentage of shares of Common Stock that the selling stockholders would own if they sold all their shares which they may sell pursuant to this prospectus. The percentage ownership shown in the table is based on a total of 27,619,465 shares of Common Stock outstanding as of October 7, 2005. Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table below has sole voting and investment power with respect to all shares of Common Stock shown below as beneficially owned by such stockholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholders named below.

For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, shares of our Common Stock issuable under warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days after October 14, 2005 (“Presently Exercisable Securities”), are deemed outstanding and are included in the number of shares beneficially owned by a party named in the table and are used to compute the percentage ownership of that party.

To our knowledge, none of the selling stockholders, nor any of their respective affiliates, has held any position or office or has had any material relationship with us or any of our predecessors or affiliates during the three years prior to the date of this prospectus other than being an existing investor in debt and equity securities of the Company at the time of the transactions consummated in connection with the August 2005 Financing, the August 2005 Amendments, the July 2005 Amendments and the Eureka May 2005 Financing. The selling stockholders have previously participated in the private placement of the Company’s securities, including the private placement of convertible promissory notes, warrants and shares of common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering(6)
				Number	Percent
Laurus Master Fund, Ltd.	6,050,365	(1)(2)	375,000	5,675,365	17.1%
Smithfield Fiduciary, LLC	1,028,126	(1)(3)	42,305	985,821	3.5%
The Eureka Interactive Fund Limited	4,162,963	(4)	3,212,963	950,000	3.4%
Van Wagoner Capital Management, Inc.	3,767,513	(5)	781,250	2,986,263	10.6%

(1)	Does not include shares potentially issuable to such selling stockholder as a result of the conversion of accrued interest on the convertible promissory notes.

(2)	Includes (i) 4,005,365 shares issuable upon conversion of outstanding convertible promissory notes, and (ii) 1,820,000 shares issuable upon exercise of warrants.

(3)	Includes (i) 579,082 shares issuable upon conversion of outstanding convertible promissory notes, and (ii) 207,969 shares issuable upon exercise of warrants.

(4)	Based on information provided by the selling stockholder to the SEC on October 14, 2005. Includes 990,741 shares subject to warrants. Marshall Wace LLP serves as investment manager or adviser to The Eureka Interactive Fund Limited. Mr. Ian Wace and Mr. Mark Hawtin are each equity owners of Marshall Wace LLP, and as such they are each responsible for the investment decisions of Marshall Wace LLP. Accordingly, Marshall Wace LLP and Messrs. Wace and Hawtin share voting and investment power with respect to the shares and warrants held by The Eureka Interactive Fund Limited, and they each may be deemed to be the beneficial owner of the securities held by The Eureka Interactive Fund Limited.

(5)	Includes (i) 948,763 shares, and 562,500 shares issuable upon exercise of warrants, held by Van Wagoner Private Opportunities Fund, L.P., (ii) 156,250 shares issuable upon exercise of warrants held by Van Wagoner Crossover Fund, and (iii) 1,475,000 shares held by Van Wagoner Funds, Inc. We believe that Van Wagoner Capital Management, Inc. has or shares voting and/or investment power with respect to the warrants held by Van Wagoner Private Opportunities Fund, L.P., the warrants held by Van Wagoner Crossover Fund and the shares held by Van Wagoner Funds, Inc. As such, Van Wagoner Capital Management, Inc. may be deemed to be the beneficial owner of the securities held by such parties.

(6)	We do not know when or in what amounts a selling stockholder may dispose of the shares or interests therein. The selling stockholders may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

PLAN OF DISTRIBUTION

We are registering 3,095,906 shares of Common Stock and 1,315,612 shares of Common Stock issuable upon exercise of the Warrants issued and sold by the Company in connection with the August 2005 Financing, the August 2005 Amendments, the July 2005 Amendments and the Eureka May 2005 Financing on behalf of the selling stockholders for sale from time to time by the selling stockholders for their own accounts. We will not receive any proceeds from the sale of such shares of Common Stock by the selling stockholders.

Persons who are pledgees, donees, transferees, or any successors in interest of the selling stockholders who receive the shares of Common Stock covered by this prospectus from a selling stockholder as a gift, pledge, distribution or other non-sale related transfer after the date of this prospectus may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of Common Stock covered by this prospectus that are owned by them. The pledgees, secured parties or persons to whom such shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it makes such non-sale related transfer or upon such a foreclosure. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

Sales by selling stockholders may be effected on the Nasdaq National Market, any other stock exchange or automated interdealer quotation system on which the securities are listed or in the over-the-counter market. The shares offered by each selling stockholder may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Each selling stockholder may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	through the writing of options on the securities, whether the options are listed on an options exchange;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	through other means.

The selling stockholders may engage brokers and dealers, and any such brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of Common Stock covered by this prospectus. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

The selling stockholders may be, and any underwriters, brokers, dealers or agents that participate in the distribution of the shares are, deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby. We will supply the selling stockholders and any stock exchange upon which the shares are listed with reasonable quantities of copies of this prospectus. To the extent required by the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

•	the aggregate number of shares to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the certain selling stockholders and certain selling stockholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, all national shares exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

Computershare Investor Services serves as transfer agent and registrar for our Common Stock.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon by BRL Law Group LLC.

EXPERTS

The consolidated financial statements and financial statement schedules in Item 15a(2) as of and for the years ended December 31, 2004 and 2003, incorporated in this prospectus by reference from StockerYale’s Annual Report on Form 10-KSB filed on March 31, 2005 for the year ended December 31, 2004, have been audited by Vitale, Caturano & Co., Ltd., an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt with respect to StockerYale’s ability to continue as a going concern), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission requires us to “incorporate by reference” into this prospectus certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate herein by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:

(1)	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 as filed on March 31, 2005;

(2)	Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2005 and June 30, 2005;

(3)	Our Current Report on Form 8-K/A dated December 7, 2004 (filed on January 14, 2005), our Current Reports on Form 8-K dated March 8, 2005, April 6, 2005 and April 15, 2005, our Current Report on Form 8-K/A dated April 15, 2005 (filed April 20, 2005), our Current Reports on Form 8-K dated May 12, 2005, May 23, 2005, May 24, 2005, May 27, 2005, July 11, 2005, August 1, 2005, August 16, 2005, September 13, 2005 and October 13, 2005;

(4)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating that description; and

(5)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to StockerYale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (603) 870-8229 or via email at fpilon@stockeryale.com.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

Item	Amount
Filing Fee – Securities and Exchange Commission	$483
Legal fees and expenses	7,500
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	1,017
Total	14,000

Item 15.	Indemnification of Directors and Officers.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability if:

(1) (i)	he conducted himself in good faith; and

(ii)	he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and

(iii)	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2)	he engaged in conduct for which he shall not be liable under a provision of the corporation’s articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws.

Section 8.56 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

(1)	to the same extent as a director; and

(2)	if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 8.57 of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

The Company’s By-laws provide that directors and officers of the Company shall be indemnified by the Company against liabilities and expenses arising out of service as a director or officer of the Company. Our By-laws provide that such indemnification shall not be provided if (i) it is adjudicated or determined that the action giving rise to the liability was not taken in good faith and in the reasonable belief that the action was in the best interests of the Company, or (ii) in a criminal matter, it is adjudicated or determined that the director or officer had reasonable cause to believe his conduct was unlawful. No indemnification shall be provided for any director or officer with respect to any proceeding by or in the right of the Company or alleging that a director or officer received an improper personal benefit if he is adjudged liable to the Company in such proceeding. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws. The By-laws also provide that the right of directors and officers to indemnification is a contract right. The Company’s Restated Articles of Organization (the “Restated Articles”) contain the same provisions regarding indemnification of officers and directors as those contained in the By-laws described in this paragraph.

Under the Company’s Restated Articles and By-laws, indemnification of officers and directors shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated or determined to be not entitled to such indemnification under the Company’s Restated Articles and By-laws, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided even if the person to be indemnified is no longer an officer, director, or employee of the Company.

The Company’s Restated Articles and By-laws provide that the Company is authorized to purchase and maintain liability insurance on behalf of any of its directors, officers, employees or agents, whether or not it would have power to indemnify him against liability or cost incurred by them in such capacities or arising out of their status as such. The Company currently carries a directors’ and officers’ liability insurance policy covering its directors and officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws provides that the articles of organization of a corporation may include a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to shareholders, or (d) for any transaction from which the director derived an improper personal benefit. The Company has included such a provision in its Restated Articles.

Item 16.	(a) Exhibits

Exhibit Number	Description of Document

4.1	Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-27372).

4.2	Amendment to the Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrants Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File No. 000-27372).

4.3	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005 (File No. 000-27372).

*5.1	Opinion of BRL Law Group LLC.

10.1	Senior Promissory Note, dated May 12, 2005, issued to The Eureka Interactive Fund, Limited is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed May 16, 2005 (File No. 000-27372).

10.2	Common Stock Purchase Warrant, dated May 12, 2005, issued to The Eureka Interactive Fund, Limited is incorporated herein by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed May 16, 2005 (File No. 000-27372).

10.3	Amendment and Waiver entered into by and between the Registrant and Smithfield Fiduciary LLC, dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.4	Amendment and Waiver entered into by and between the Registrant and Laurus Master Fund, Ltd., dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.5	Common Stock Purchase Warrant issued by the Registrant to Smithfield Fiduciary LLC, dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.6	Common Stock Purchase Warrant issued by the Registrant to Laurus Master Fund, Ltd., dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.7	Amendment and Waiver entered into by and between the Registrant and Smithfield Fiduciary LLC, dated as of August 10, 2005, is incorporated herein by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.8	Amendment and Waiver entered into by and between the Registrant and Laurus Master Fund, Ltd., dated as of August 10, 2005, is incorporated herein by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.9	Stock and Warrant Purchase Agreement, dated August 12, 2005, by and between the Registrant and The Eureka Interactive Fund Limited, is incorporated herein by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.10	Common Stock Purchase Warrant, dated August 12, 2005, issued by the Registrant to The Eureka Interactive Fund Limited, is incorporated herein by reference to Exhibit 10.13 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

*10.11	Stock and Warrant Purchase Agreement, dated August 16, 2005, by and between the Registrant and Van Wagoner Crossover Fund.

*10.12	Common Stock Purchase Warrant, dated August 16, 2005, issued by the Registrant to Van Wagoner Crossover Fund.

*23.1	Consent of Vitale Caturano & Co., Ltd.

*23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Included herewith.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events, arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any additional or changed material information on the plan of distribution.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem and State of New Hampshire on the 17th day of October 2005.

StockerYale, Inc.

By:	/s/ RICHARD P. LINDSAY
Richard P. Lindsay
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of StockerYale, Inc. hereby severally constitutes each of Mark W. Blodgett and Richard P. Lindsay, with full power of substitution, his or her true and lawful attorney with full power to him, to sign for the undersigned and in his or her name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including amendments pursuant to Rule 462), and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable StockerYale, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK W. BLODGETT Mark W. Blodgett	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 17, 2005

/s/ RICHARD P. LINDSAY Richard P. Lindsay	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 17, 2005

/s/ PATRICK J. ZILVITIS Patrick J. Zilvitis	Director	October 17, 2005

/s/ STEVEN E. KAROL Steven E. Karol	Director	October 17, 2005

/s/ RAYMOND J. OGLETHORPE Raymond J. Oglethorpe	Director	October 17, 2005

/s/ DIETMAR KLENNER Dietmar Klenner	Director	October 17, 2005

/s/ MARK ZUPAN Mark Zupan	Director	October 17, 2005

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-27372).

4.2	Amendment to the Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrants Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File No. 000-27372).

4.3	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005 (File No. 000-27372).

*5.1	Opinion of BRL Law Group LLC.

10.1	Senior Promissory Note, dated May 12, 2005, issued to The Eureka Interactive Fund, Limited is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed May 16, 2005 (File No. 000-27372).

10.2	Common Stock Purchase Warrant, dated May 12, 2005, issued to The Eureka Interactive Fund, Limited is incorporated herein by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed May 16, 2005 (File No. 000-27372).

10.3	Amendment and Waiver entered into by and between the Registrant and Smithfield Fiduciary LLC, dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.4	Amendment and Waiver entered into by and between the Registrant and Laurus Master Fund, Ltd., dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.5	Common Stock Purchase Warrant issued by the Registrant to Smithfield Fiduciary LLC, dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.6	Common Stock Purchase Warrant issued by the Registrant to Laurus Master Fund, Ltd., dated as of July 13, 2005, is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.7	Amendment and Waiver entered into by and between the Registrant and Smithfield Fiduciary LLC, dated as of August 10, 2005, is incorporated herein by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.8	Amendment and Waiver entered into by and between the Registrant and Laurus Master Fund, Ltd., dated as of August 10, 2005, is incorporated herein by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.9	Stock and Warrant Purchase Agreement, dated August 12, 2005, by and between the Registrant and The Eureka Interactive Fund Limited, is incorporated herein by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

10.10	Common Stock Purchase Warrant, dated August 12, 2005, issued by the Registrant to The Eureka Interactive Fund Limited, is incorporated herein by reference to Exhibit 10.13 of the Registrant’s Quarterly Report on Form 10-QSB filed August 15, 2005 (File No. 000-27372).

*10.11	Stock and Warrant Purchase Agreement, dated August 16, 2005, by and between the Registrant and Van Wagoner Crossover Fund.

*10.12	Common Stock Purchase Warrant, dated August 16, 2005, issued by the Registrant to Van Wagoner Crossover Fund.

*23.1	Consent of Vitale Caturano & Co., Ltd.

*23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Included herewith.